Exhibit 10.10
Autocath, Inc.
P. O. Box 620635
Woodside, CA 94062
October 21, 2002
Robert Younge
Dear Robert:
     Autocath, Inc. (the “Company”) is pleased to offer you employment on the following terms:
     1. Position. Your initial title will be Chief Technical Officer, and you will initially report to the Company’s President and Chief Executive Officer. This is a full-time position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
     2. Cash Compensation. The Company will pay you a starting salary at the rate of $158,000 per year, payable in accordance with the Company’s standard payroll schedule.
     3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
     4. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
     5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.
     6. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. The Company acknowledges and agrees that you will enter into an agreement with Intuitive Surgical to provide consulting services one day per week and approves of such activities provided they do not materially distract from your duties as Chief Technical Officer of the Company.
     7. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
     8. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.
*****

     We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.
     If you have any questions, please call me at (415) 407-0509.

Very truly yours,

Autocath, Inc.

By:	/s/ Fred Moll

Fred Moll
President and Chief Executive Officer
I have read and accept this employment offer:

/s/ Robert Younge
Signature of Robert Younge

Dated: 6 Nov 2002
Attachment
Exhibit A: Proprietary Information and Inventions Agreement